Exhibit 6.1

TALENT RELATED INCOME AGREEMENT

This Talent Related Income Agreement (the “Agreement”) is made and entered into on [DATE] (the “Effective Date”) by and between Exceed Talent Capital LLC, a series limited liability company incorporated under Section 18-215 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) with Delaware State File Number 7096152, and with its registered office at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Manager”); and [Series Name], a series designated by Exceed Talent Capital Holdings LLC, a series limited liability company incorporated under the Delaware LLC Act with Delaware State File Number 6913324, and with its registered office at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Series” and the “Company” respectively). Each of the Manager, Company and the Series is referred hereto as a “Party” and collectively the “Parties”.

Whereas, Manager owns [Royalty Revenue Percentage]% of the revenue stream derivable from all versions of the sound recording embodying the performance of the musical composition (notes and lyrics) currently entitled “[Composition Title]” (the “Recording”), including the rights to stream, telecast, broadcast, digitize, encode, copy, reproduce, exploit, distribute, disseminate, modify, display, perform, synchronize, sample, license and otherwise use the Recording or any element thereof, in whole or in part, and any underlying musical compositions in any and all media (the “Music Rights”) - performed by [Artist(s) Name(s)] (the “Artist(s)”), and being distributed worldwide exclusively by [Distributor Name] (the “Distributor”) (collectively, the “Recording Revenue”);

Whereas, Manager further owns [NFT Proceeds Percentage]% of the revenue stream derivable from the sale of a collection of non-fungible tokens to be created and sold by the Manager (each, a “[Artist] Collectible NFT”) and associated content that features the name, voice, likeness, image, performance or other publicity rights of the Artists (collectively, the “NFT Revenue”); and

Whereas, Series intends to offer shares of its interests (or other securities representing a stake in its economic substance, in each case – “Shares”) to the general public in an offering pursuant to Regulation A+ under the U.S. Securities Act, 1933, as amended (the “Reg A Offering”); and

Whereas, in order to facilitate the Reg A Offering and induce investors to participate in it, Manager wishes to assign and sell to Series, and Series wishes to purchase from Manager, Manger’s rights to the Recording Revenue and NFT Revenue (collectively, the “Revenue Stream”), in consideration for the payments set out in Section 2 below – all in accordance with the terms and conditions set out herein.

Now, therefore, the Parties hereby agree as follows:

1.	Grant of Rights to Revenue Stream

1.1.	Manager’s Representations. Manager hereby represents and warrants to Series that:

1.1.1.	it has entered into an agreement with the owners of the Music Rights to receive all Recording Revenue from the Music Rights;

1.1.2.	it has further acquired the applicable intellectual property to the [Artist] Collectible NFTs, including all commercial rights to receive the NFT Revenue;

1.1.3.	it currently owns the rights set out in Sections 1.1.1 and 1.1.2 above free and clear of any liens, charges, pledges, claims, options or other security interests or third party rights of any kind; and

1.1.4.	the owners of the Music Rights are aware and acknowledge that the Series intends to carry out a Reg A Offering, and such owners have undertaken toward Manager to assist the Series in any manner reasonably required by Manager in such offering, including by supporting the widespread distribution and promotion of the Recording and [Artist] Collectible NFTs.

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1.2.	Grant of Rights in Net Revenue Stream to Series. Manager hereby irrevocably and unconditionally conveys, transfers and assigns to the Series all of its rights to any Revenue Stream actually received by Manager (or entity designated by Manager for such purpose), net of any taxes or other mandatory charges that may be payable by Manager in respect of such Revenue Stream, including, inter alia, sale tax, VAT and other withholding and transfer taxes (such net amount – the “Net Revenue Stream”) and such Net Revenue Stream shall, as of the Effective Date, become income of the Series. Manager will promptly notify Series of the receipt of any proceeds forming part of the Revenue Stream, and will pay Series the amount constituting the Net Revenue Stream out of such proceeds within [ten (10) business days] of receipt thereof. Manager may, in its sole discretion, also request that Distributor pay any amounts due to Series hereunder directly to such Series in satisfaction of Manager’s obligations hereunder.

1.3.	Company’s Covenants. Manager undertakes toward the Series to (a) perform all of its covenants and conditions under its agreements in connection with the Revenue Stream in all material respects and avoid committing any material breach of such agreements; (b) make all reasonable efforts to collect from the owners of the Music Rights to the Recording and/or from the Artists, his affiliates or the Distributor, as applicable (collectively, the “Music Rights Owners”), all Revenue Stream to which Company may be entitled per its agreements with such parties.

1.4.	Lack of Privity between Series and Music Owners; Limited Recourse toward Company. Series acknowledges that (a) it is not a third party beneficiary of any agreement between the Manager and any of the Music Rights Owners, and it does not and will not have any right or claim whatsoever toward any of them with regard to such agreements or the Revenue Stream payable thereunder; (b) Manager is not providing any representation or warranty as to the timing at which any proceeds comprising Net Revenue Stream may be received, the rate of their flow or the total volume thereof, if any, and (c) the Series hereby irrevocably and unconditionally waives any right, claim or other recourse of any kind toward Manager with respect to Manager’s failure to collect any portion of the Revenue Stream to which it may be entitled from the Music Rights Owners or to enforce its rights toward such parties, other than if (and then strictly to the extent by which) such failure resulted from breach of Manager’s warranties under Section 1.3 above.

2.	Transaction Consideration

[If Cash Purchase:

In consideration for the grant to the Series of its rights to the Net Revenue Stream pursuant to Section 1.2 above, Manager shall be entitled to receive USD [Purchase Price], to include the acquisition of the Revenue Stream, and an allowance for legal and marketing costs to assist with the Reg A Offering and Series operating costs as may be required to develop and promote the Music Rights and [Artist] Collectible NFT (the “Transaction Consideration”). The Transaction Consideration shall become due to the Manager from the Series on the date of the final closing of the Reg A Offering of [Series Name], or as soon as practicable thereafter – and the purchase of the Net Revenue Stream by [Series Name] shall be deemed effective as of the time the Transaction Consideration is received by the Manager.]

[If Debt Purchase:

In consideration for the grant to the Series of its rights to the Net Revenue Stream pursuant to Section 1.2 above, the Manager hereby assigns to Series, and Series hereby agrees to be assigned, the Underwriting Agreement attached hereto as Exhibit A, with the effect of [Series Name] taking the place of the Manager as “Borrower” under the Underwriting Debt Agreement (the “Debt Assignment”). The Debt Assignment shall be effective on the Effective Date of this Agreement.

3.	Mutual Representations and Warranties

Each Party further represents and warrants to the other Party that it has the full right, power, legal capacity and authority to perform its obligations under this Agreement, and there is no action, suit or proceeding at law or in equity which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement.

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4.	Miscellaneous

4.1.	Entire Agreement. This Agreement reflects the entire agreement of the Parties with respect to its subject matter and supersedes all previous agreements.

4.2.	Dispute Resolution. The Parties will attempt to settle any claim or controversy arising out of this Agreement through good faith negotiation. If a dispute occurs, the Parties will first submit the dispute in writing to a senior executive from each Party to be resolved between them within thirty (30) days. This Agreement and any dispute or claim arising out of, or in connection with, it shall be governed by and construed in accordance with the laws of the State of Delaware, USA. Each Party irrevocably agrees that the courts of Delaware, USA shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement.

4.3.	Notice. All notices in connection with this Agreement or the transactions contemplated hereunder shall be in writing, and shall be delivered by e-mail to [Series Name]@exceedtc.com in the case of the Series, and to legal@exceedtc.com in the case of the Manager. Notices sent by e-mail shall be deemed delivered when sent, if transmitted during business hours of the recipient Party, and at the start of business on the first business day thereafter if sent outside such business hours.

4.4.	Amendment. This Agreement shall not be modified except by a written instrument signed by both Parties.

4.5.	Waiver. No waiver of any rights arising under this Agreement shall be effective unless executed in writing and signed by the Party against whom such waiver is sought to be enforced, and any failure or delay of a Party, to demand performance of any provision of this Agreement, shall not constitute a waiver of any of its rights under the Agreement. The waiver of any breach of any provision herein contained shall not be deemed to be a waiver of such breach, or of any subsequent breach of the same or other provision.

4.6.	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

4.7.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Revenue Share Agreement has been signed by the Parties as of the Effective Date set out above.

_________________________________ Exceed Talent Capital LLC, as Manager By/Title: ________________	_________________________________ Exceed Talent Capital Holdings LLC [Series Name], as Series By/Title: ________________

[Signature Page of Revenue Share Agreement]

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Exhibit A

UNDERWRITING AGREEMENT

This Underwriting Agreement (“Agreement”) is entered into on [DATE] (the “Effective Date”) by and between Exceed Talent Capital LLC, a company organized under the laws of Delaware, USA, whose registered address is located at 16192 Coastal Highway, Lewes, Delaware 19958 (the “Borrower”), and [_] (the “Lender”). Each a “Party” and together the “Parties”.

Whereas, Borrower is interested in borrowing funds in the amount of up to $[●] (the “Principal Amount”) from Lender, subject to the terms of this Agreement (the “Loan”), and Lender is willing to lend such sum to Borrower, subject to the terms and conditions of this Agreement;

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Disbursement. Lender shall disburse to Borrower the Principal Amount, in immediately available funds denominated in US dollars, by wire transfer to a bank account designated by Borrower in writing, as soon as practicable after Borrower delivers to Lender a resolution of the Borrower’s Manager (as defined in its operating agreement) approving the Loan. The above notwithstanding, Lender may disburse the Principal Amount to Borrower in several installments, as Lender may consider appropriate, at its sole discretion, to allow Borrower to meet its capital expenses as they fall due, and Lender will notify Borrower in writing of each such installment as it is made.

2.	Use of Proceeds. Borrower shall use the proceeds of the Loan strictly for payment of advances to talents, purchase of intellectual property (or rights to revenue derived from commercialization of such intellectual property), as well as various legal, marketing and other applicable offering and operating costs which Borrower may incur in connection with any intended future offerings by an Affiliate (as later defined) of the Borrower, or a duly constituted series of such Affiliate (a “Series”, and each such purchase, a “Series Investment Amount”) – all in accordance with Borrower’s approved business plan and budget.

3.	Arrangement Fee. Subject to agreement of a Series, upon assignment of this Agreement to a Series of the Borrower, the Lender shall be entitled to receive shares, or other equivalent units of economic ownership, in a Series in an amount equal to 5% (five percent) of the amount of the Series Investment Amount (the “Fee Shares)”. The Fee Shares shall be issued to the Lender at a per-share price at which such securities were offered in the Series Public Offering (as later defined). The Arrangement Fee is not payable in cash, or cash equivalent.

4.	Interest. The Principal Amount shall bear a simple monthly interest rate of 1.5% (“Interest”, and together with the Principal Amount – the “Loan Amount”). Interest shall be calculated separately for each installment on the basis of the amount of such installment, the number of days elapsed from the date of disbursement of such installment, any amounts subsequently repaid to the Lender, and a 365-day year. The interest rate is linked pro-rata to any changes in the Federal Reserve Interest Rate. The Lender will notify the Borrower in writing of any changes to the applicable interest rate.

5.	Repayment; Conversion

5.1.	Repayment upon Series Public Offering. If, within twelve (12) months of the disbursement of the Principal Amount or any installment on account thereof, any Series of the Borrower which had received from Borrower any rights or other assets that were funded, in whole or in part, by the Principal Amount, completes a crowdfunding offering of any class of its securities pursuant to Regulation A+ under the U.S. Securities Act, 1933, as amended, or pursuant to any other regulatory framework, whether through a broker-dealer or an SEC-registered funding portal (a “Series Public Offering”) – an amount equal the Principal Amount plus all Interest accrued thereon (the “Series Contributed Amount”), shall become due and payable by Borrower to Lender immediately following the completion of such Series Public Offering.

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5.2.	Conversion of Uncovered Series Contributed Amount. If the total proceeds (net of commissions and other direct offering fees and expenses) from a Series Public Offering, taken in the aggregate with other income generated by a Series during the period from its operational activities, and net of any funds required by the Series to meet its reasonable future working capital needs as determined by the Borrower(the “Series General Net Income”), are insufficient to cover the relevant Series Contributed Amount in full, the balance of the Series Contributed Amount remaining uncovered by the net proceeds from such Series Public Offering shall automatically be converted into securities of the Series, of the same class and having the same rights and privileges as those offered in the Series Public Offering, based on a conversion price equal to the per-share price at which such securities were offered in the Series Public Offering, less a discount of 7.5%.

5.3.	Repayment or Conversion in case of No Series Public Offering. If, by the end of 12 months following the disbursement of the Principal Amount or any installment on account thereof (the “Cut Off Date”) , any portion of such disbursed amount was used for the benefit of a Series that eventually did not carry out a Series Public Offering – such portion of the disbursed amount, including all Interest accrued thereon, shall, at the Lender’s sole option exercisable in writing, in the first instance, on or before the Cut Off Date (the “Lender Option”), be either (i) converted into securities of the Series of the same class and having the same rights and privileges as those intended to be offered in the Series Public Offering, based on a conversion price equal to the per-share price at which such securities were intended to be offered in the Series Public Offering, less a discount of 7.5%; or (ii) remain outstanding and payable by the Series subject to the same rate of Interest, and repayable from the Series General Net Income. In the circumstances described in this Section 5.3, unless and until the Loan Amount has been fully repaid to the Lender, or otherwise converted to securities of the Series, the Lender Option shall be exercisable once during each 12-month period following the Cut Off Date.

5.4.	Conversion upon Exit Event. Unless previously converted or repaid in accordance with Sections 5.1 - 5.3 above, immediately prior to the consummation of an Exit Event (as defined below) by either Borrower or any Series, the Loan Amount in full (or the relevant Series Contributed Amount, as the case may be), shall automatically be converted into shares of the Borrower or the relevant Series undergoing the Exit Event at a price per share equal to the price paid by the purchaser or surviving entity in such Exit Event (or the volume-weighted average price paid by the purchasers in a public offering, as the case may be). For purposes of this Agreement, an “Exit Event” shall mean (a) the acquisition of Borrower or any Series by another entity by means of a share acquisition, merger, reverse merger or any other transaction or series of related transactions in which the holders of the voting shares of the Borrower or the relevant Series outstanding immediately prior to such transaction will hold less than fifty percent (50%) of the total voting power represented of the Borrower, the Series or the relevant surviving entity immediately following the closing of such transaction or series of transactions; (b) the sale, lease or other conveyance of all or substantially all of the assets or intellectual property of Borrower or the relevant Series, or (c) an initial public offering of the Borrower’s shares.

5.5.	Rights as Shareholder. From the date of occurrence of a conversion of the Loan Amount into shares of the Borrower or any Series thereof, Lender shall be deemed to be the holder of such conversion shares (as described in Sections 5.2 – 5.4) , and shall be deemed to have all rights, preferences, powers, privileges, restrictions, qualifications and limitations required to be granted in connection with such shares.

5.6.	Approval of Conversion. Should the conversion of the Loan Amount require the prior approval of any regulatory body or authority or registration with any such body or authority, the Parties shall cooperate in exercising any measure or action required to obtain all such approvals and registrations. From the time of conversion under this Agreement and until such approval or registration is obtained, the conversion shares shall be held in trust for the benefit of Lender or anyone on its behalf.

6.	Maturity upon Event of Default. Notwithstanding anything to the contrary in this Agreement, the Lender shall be entitled to demand that any portion of the Loan Amount then outstanding be immediately repaid upon the occurrence of any of the following events: (a) the commencement by Borrower or any Series of any liquidation proceedings, or the adoption by Borrower or any Series of a resolution for their winding up or dissolution, or the appointment of a receiver, liquidator or trustee over the whole or any part of Borrower’s or any Series’ assets, or the calling by Borrower or any Series of a meeting of creditors for the purpose of entering into a scheme of arrangement with them (“Liquidation Proceedings”); (b) the commencement by a third party of any Liquidation Proceedings, which have not been terminated within forty five (45) days thereafter; or (c) cessation of Borrower’s or any Series’ business operations for any reason for forty five (45) consecutive business days or more.

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7.	Borrower Representations. Borrower represents and warrants to the Lender as follows:

7.1.	Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

7.2.	Authority. The execution, delivery and performance by Borrower of this Agreement is within the power of Borrower and, other than with respect to the actions to be taken when equity is to be issued to Lender, has been duly authorized by all necessary actions on the part of Borrower.

7.3.	Binding Effect & Enforceability. This instrument constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

7.4.	Non-Contravention. The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to Borrower; (ii) result in the acceleration of any material indenture or contract to which Borrower is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Borrower, or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Borrower, its business, or operations.

8.	Lender Representations. Lender hereby represents and warrants to Borrower as follows:

8.1.	Authority. Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

8.2.	Binding Effect & Enforceability. This Agreement constitutes valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

9.	Miscellaneous

9.1.	Interpretation. In this Agreement, an “Affiliate” of an entity shall mean any individual or entity directly or indirectly controlling, controlled by, or under common control with such entity, and an Affiliate of an individual will further include such individual’s parents, spouse, siblings and descendants. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power to manage or direct the affairs of the person or entity in question, whether by ownership of voting securities, by contract or otherwise.

9.2.	Cost & Expenses. Each Party shall bear its costs and expenses in connection with this Agreement.

9.3.	Further Actions. The Parties shall perform such further acts and execute such further documents as may be necessary or favorable to carry out and give full effect to the provisions of this Agreement.

9.4.	Assignment. Neither Party may assign its rights or obligations under this Agreement. Notwithstanding the foregoing, Borrower may assign this Agreement to any of its Affiliates, or series of its Affiliates.

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9.5.	Taxes. Any tax consequences for either Party in regards to this Agreement shall be borne by such Party.

9.6.	Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regards to the conflict of law provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts in Tel-Aviv-Jaffa, Israel, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court.

9.7.	Notices. All notices and communications required or permitted hereunder to be given to a Party shall be in writing and delivered to the address or email address set forth in the signature page to this Agreement.

9.8.	Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be modified or amended upon written consent of both Parties. No delay or omission to exercise any right, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring.

9.9.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be enforced in accordance with its terms; provided, however, that this Agreement shall be interpreted so as to give effect, to the greatest extent possible, to the meaning and intention of the excluded provision.

9.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but shall together constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Underwriting Agreement as of the Effective Date set out above.

______________________________ Exceed Talent Capital LLC		______________________________ [Lender]

By:	________________	By:	________________

Title:	________________	Title:	________________

Address:	________________	Address:	________________

	________________		________________

Email:	________________	Email:	________________

[Signature Page of Underwriting Agreement]

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